Exhibit 99.1

Avon to build new world-class Research & Development operations in Brazil and Poland

LONDON, Nov. 3, 2022 /PRNewswire/ -- In order to further deliver its Global Innovation Programme and realise significant cost efficiencies, Avon will be establishing new Research and Development operations in Brazil and Poland, two of the largest markets in its business. As a result, the company will be closing its Research & Development operations in Suffern, New York.

This is part of Avon's Open Up and Grow strategy to deliver aspirational beauty at irresistible value through an omnichannel, high-touch relationship selling model. Locating R&D in key Avon markets will enable closer connections with Representatives and Consumers and build seamless communities with its supply chain operations and with Natura in Brazil, co-locating R&D at the Cajamar site.

Angela Cretu, CEO Avon, commented "For 136 years, breakthrough innovation has been at the core of the Avon brand with our proprietary technology and award winning, affordable beauty products. We believe this evolution of our R&D operations will give us access to a wider ecosystem of partners to drive our innovation pipeline. We're incredibly proud of our Suffern team and grateful for the strong innovation foundation that we will build on."

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. As a consequence, current plans, anticipated actions and future financial position and results of operations could differ materially from those stated or implied in forward-looking statements due to several factors, including but not limited to risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

About Avon

Avon has been doing beauty differently for 136 years. Avon is a company that connects people, using the power of beauty to transform lives for the better. Millions of independent sales Representatives across the world sell iconic Avon brands through their social networks, building their own beauty businesses on a full- or part-time basis. Avon stands for gender equality, and we believe in listening to women's needs, speaking out about issues that matter and creating positive change. Through Avon and the Avon Foundation we've donated over $1.1billion, with a focus on tackling gender violence and breast cancer. Avon is part of the Natura &Co Group.  Learn more at www.avonworldwide.com.